EXHIBIT 99.1

PRESS CONTACT: Steve Simon S&S Public Relations, Inc. 847/955-0700 ext. 9347 steve@sspr.com	INVESTOR RELATIONS: MCC Financial Services 310/453-4667 ext. 235 ir@mccglobal.com

Onelink4travel Closes On $6 Million Funding

SAN FRANCISCO—May 5, 2005—Onelink4travel, Inc. (OTCBB: OLKT), a provider of integrated global distribution and financial settlement services to the travel and tourism industry, today announced that it has closed on a convertible debt offering totaling $6,450,000. The funds are earmarked to support working capital needs, product roll-out and the acquisition of Reservation Center, Inc.

        In accordance with the terms of the offering, the notes may be converted at the election of the investors to the Company’s common stock at $1.50 per share. The notes bear interest at 10% and mature in December of 2007, though the Company retains the right to pre-pay the notes after October of 2006. Investors also received 50% warrant coverage, with terms of five years and a strike price at $1.50 per share.

        “We welcome our new long-term investors who have confidence in our Company’s ability to execute on its strategy. We are pleased to have exceeded our $5,000,000 funding target. We are now in a strong position to complete the roll-out of our core product and to gain business synergies from our acquisitions,” stated Bill Guerin, chairman and CEO of Onelink4travel, Inc.

About One Link 4 Travel, Inc. One Link 4 Travel (OTCBB:OLKT) is a provider of integrated global distribution and financial settlement services to the travel and tourism industry. The firm is the first of its kind to offer non-airline travel suppliers the ability to distribute a pre-paid product through travel agents worldwide, and to effect financial settlement through a single, online global distribution and financial settlement system. One Link 4 Travel’s mission is to increase the number and quality of online bookings made through global retail travel channels, while improving cash flow and reducing distribution costs, ultimately resulting in lower prices for the consumer. Headquartered in San Francisco, One Link 4 Travel is operated by an experienced team of travel distribution professionals, financial settlement experts and established travel technology partners. For more information, visit www.onelink4travel.com.

This press release is not a solicitation to buy or sell securities. This press release includes “forward looking statements” as defined by the Securities and Exchange Commission (the “SEC”). All statements, other than statements of historical fact, included in the press release that address activities, events or developments that the Company believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made based on experience, expected future developments and other factors the Company believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company. Investors are cautioned that any such statements are not guarantees of future performance. Actual results or developments may differ materially from those projected in the forward-looking statements as a result of many factors, including delays in development and implementation of the Company’s system, market acceptance of the new system and problems in obtaining additional financing. Furthermore, the Company does not intend (and is not obligated) to update publicly any forward-looking statements. The contents of this release should be considered in conjunction with the warnings and cautionary statements contained in the Company’s recent filings with the SEC.

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